UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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CORPORATE RESOURCE SERVICES, INC.

(Name of Registrant As Specified In Its Charter)

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CORPORATE RESOURCE SERVICES, INC.

160 Broadway, 13th Floor

New York, New York 10038

(646) 443-2380

NOTICE OF WRITTEN CONSENT OF STOCKHOLDERS PURSUANT TO SECTION 228

OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

To the Stockholders of Corporate Resource Services, Inc.:

NOTICE IS HEREBY GIVEN that the following action was taken pursuant to written consent of a majority of our stockholders dated April 30,  2013, in lieu of a special meeting of stockholders. The following actions will be effective on or about August ___, 2013:

To increase the Company’s authorized share capital with respect to its common stock, par value $0.0001 per share from 145,000,000 shares to 185,000,000 shares by amending and restating the Company’s Second Amended and Restated Certificate of Incorporation;

This Notice and the attached Information Statement are being circulated to advise the stockholders of certain actions already approved by written consent of the stockholders who collectively hold a majority of the voting power of our common stock. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be effective until 20 days after the date this Information Statement is mailed to the stockholders. Therefore, this Notice and the attached Information Statement are being sent to you for informational purposes only.

By Order of the Board of Directors of Corporate Resource Services, Inc.,

By: /s/ John P. Messina, Sr.
NAME: John P. Messina, Sr.
Title: Chief Executive Officer, President and Chairman

CORPORATE RESOURCE SERVICES, INC.

160 Broadway, 13th Floor

New York, New York 10038

(646) 443-2380

INFORMATION STATEMENT

August ___, 2013

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being furnished to the holders, or the Shareholders, of the shares of common stock, par value $0.0001 per share of Corporate Resource Services, Inc., or the Company, for the purpose of advising such Shareholders that, in accordance with the Amended and Restated Bylaws of the Company and Delaware law, on April 30, 2013,  the board of directors of the Company, or the Board, and Shareholders then owning a majority of the outstanding Stock authorized by a joint written consent, or the Written Consent, to increase the Company’s authorized share capital with respect to its common stock, par value $0.0001 per share, or the Stock, from 145,000,000 shares to 185,000,000 shares by amending and restating the Company’s Second Amended and Restated Certificate of Incorporation, or the Action;

We intend to use the additional shares of the Stock authorized pursuant to the Action to, among other things, satisfy our obligations under the asset purchase agreement, or the Agreement, or Summit Acquisition, dated May 7, 2013, among us, The CRS Group, Inc. and Tri-Tel Communications, Inc., or Tri-Tel, under which we acquired certain of the assets of the Summit Software division of Tri-Tel, or Summit.

There will not be a meeting of Shareholders and none is required under Delaware General Corporation Law, or the DGCL, because this Action has been approved by written consent of the holders of a majority of the outstanding shares of our Stock.

This Information Statement is being mailed to all of the Shareholders on or about August ___, 2013. The Action will take effect 21 days from the mailing of this Information Statement to the Shareholders.

We will pay all costs associated with the distribution of this Information Statement, including all printing and mailing expenses related thereto.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the Shareholders.

CORPORATE RESOURCE SERVICES, INC.

INFORMATION STATEMENT

VOTING SECURITIES AND VOTE REQUIRED

We are not seeking a consent, authorization or proxy from you. Section 228 of the DGCL permits the stockholders of a Delaware corporation to take action without a meeting upon the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, unless otherwise provided in the corporation’s certificate of incorporation. Approval by the holders of at least a majority of the outstanding shares of our common stock was required to approve the Action.

As of the close of business on April 30, 2013, the record date for the determination of stockholders entitled to vote or execute a written consent on this matter, we had 135,506,992 shares of the Stock issued and outstanding, or the Outstanding Shares, of which 120,810,004 shares, representing approximately 89.2% of the total Outstanding Shares on April 30, 2013 were and continue to be held by Tri-State Employment Services, Inc., or TSE,  and its affiliated entities and persons, including Mr. Robert Cassera, the sole beneficial owner of TSE, or collectively, the Consenting Stockholders.  Each share of Stock is entitled to one vote and the Stock constitutes the only class of securities of the Company issued and outstanding. Each holder of our Stock on that date was entitled to cast one vote for each share of common stock registered in the holder’s name.

Under Delaware law and the Company’s Second Amended and Restated Certificate of Incorporation, a majority of the Outstanding Shares is required in order to authorize the Action.  The Consenting Stockholders consented to the Written Consent, and because the Consenting Stockholders controlled an aggregate of approximately 89.2% of the Outstanding Shares on April 30, 2013, the Written Consent was sufficient to authorize the Company to act in accordance with the Action.

CORPORATE RESOURCE SERVICES, INC. AND SUBSIDIARIES

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

               The selected historical consolidated statement of operations data set forth below for the fiscal years ended September 28, 2012 and September 30, 2011 and the selected condensed consolidated balance sheet data as of September 28, 2012 and September 30, 2011 are derived from our audited consolidated financial statements for the fiscal year ended September 28, 2012 and September 30, 2011 filed with the Securities and Exchange Commission, or SEC, as Amendment No.1 to our Annual Report on Form 10-K on May 7, 2013.  These financial statements have been prepared in accordance with generally accepted accounting principles in the United States, or US GAAP, including the pooling-of-interests of the financial results of Summit related to the Summit Acquisition, as required by US GAAP for the acquisition of related parties.    The statement of operations data for the quarter ended April 5, 2013 and the balance sheet data as of April 5, 2013 and December 28, 2012 include the operations of Summit. The following table also sets forth selected financial data as of December 28, 2012 and April 5, 2013 and for the three months periods ended December 28, 2012 and December 30, 2011 and April 5, 2013 and March 30, 2013 and have been derived from our unaudited financial statements, which include all adjustments consisting of normal recurring accruals that we consider necessary for a fair presentation of our financial position and results of operations for these periods. Our historical results are not necessarily indicative of our results for any future period and our results for interim periods are not necessarily indicative of the results that may be expected for the entire year.

Effective January 14, 2013, the board of directors of our company determined to change our fiscal year from the Friday closest to September 30th to the Friday closest to December 31. The change was intended to align our company’s fiscal periods more closely with the seasonality of our business and improve comparability with industry peers.  Our fiscal quarters are the interim 13 week periods of the fiscal year, with the first quarter of a 53-week fiscal year extended to 14 weeks.

The selected consolidated financial data that follows should be read in conjunction with and is qualified entirely by reference with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Financial Statements and Supplementary Data” filed on May 7, 2013 with the SEC as Items 7 and 8, respectively, in Amendment No.1 to our Annual Report on Form 10-K on Form 10-K/A.

	Years Ended			Quarters Ended
	September		September	December	December	April 5,	March 30,
	28, 2012		30, 2011	28, 2012	30, 2011	2013*	2012
	(audited)		(audited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(Amounts in thousands except per share data)
Selected Statement of Operations Data:
Revenues	$639,795		$538,941	$200,158	$162,517	$194,218	$144,678
Cost of producing revenues	565,028		465,929	176,824	142,712	172,569	128,381
Gross profit	74,767		73,012	23,334	19,805	21,649	16,297

Selling, general and administrative expenses	70,686		66,732	19,331	16,397	19,833	17,563
Depreciation and amortization	1,932		2,490	485	505	416	505
Income from operations	2,149		3,790	3,518	2,903	1,400	(1,771)

Interest expense	5,027		3,032	1,463	1,354	1,497	1,497
Acquisition expenses	489		731	48	397	30	12
Other expense (income)	7		(87)	–	–	(164)	(537)
Net income (loss)	(3,374)		114	2,007	1,152	37	(2,743)
Less: Net income (loss) attributable to noncontrolling interests	–		–	–	–	(82)	–
Net income (loss) available to common shareholders of Corporate Resource Services, Inc.	$(3,374)		$114	$2,007	$1,152	$119	$(2,743)

Total net income (loss) per share:
Basic	$(0.03)		$0.00	$0.01	$0.01	$0.00	$(0.02)
Diluted	$(0.03)		$0.00	$0.01	$0.01	$0.00	$(0.02)

Weighted average shares outstanding:
Basic	123,164	–	102,636	134,656	102,981	156,003	124,381
Diluted	123,164	–	103,289	134,656	103,237	156,150	124,381

	As of
	September	September	December	April 5,
	28, 2012	30, 2011	28, 2012**	2013*
	(audited)	(audited)	(unaudited)	(unaudited)
	(Amounts in thousands)
Selected Balance Sheet Data:
Working capital (deficit)	$(608)	$(9,894)	$1,084	$(1,177)
Total assets	30,082	27,397	51,234	59,017
Current maturities of long-term debt and short-term borrowings	2,105	4,708	2,135	3,301
Loan payable – related party and due to related party	7,711	11,442	10,532	13,760
Long-term debt, net of current portion	2,256	2,339	1,925	2,318
Other non-current liabilities	160	254	144	226
Total equity	14,739	5,726	22,060	21,375

**Includes Summit as of April 5, 2013 due to pooling-of-interests related to the Summit Acquisition.

* Restated as of December 28, 2012 due to pooling-of-interests related to the Summit Acquisition.

SUMMIT SOFTWARE DIVISION OF TRI-TEL COMMUNICATIONS, INC.

SELECTED HISTORICAL FINANCIAL DATA

               The selected financial data set forth below for the year ended and as of December 31, 2012 is derived from the audited financial statements of Summit included elsewhere in this Information Statement.  The unaudited selected consolidated statements of operations data for the year ended December 31, 2011 and the three months ended March 31, 2013 and 2012 and the selected balance sheet data as of December 31, 2011 and March 31, 2013 are derived from the unaudited financial statements of Summit, which are also included elsewhere in this Information Statement.  These financial statements are prepared and presented in accordance with US GAAP.  The unaudited consolidated financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management of Summit, include all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of Summit’s financial condition as of such dates and its results of operations for such periods. The historical results of Summit are not necessarily indicative of the results to be expected for any future periods and its  interim results are not necessarily indicative of the results to be expected for the full fiscal year.

The selected financial data set forth below should be read in conjunction with and is qualified entirely by reference with the following “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Summit.”

	Year Ended December 31,		Quarter Ended March 31,
	2012	2011	2013	2012
	(audited)	(unaudited)	(unaudited)	(unaudited)
Selected Statement of Operations Data:
Revenues	$2,490,773	$1,931,947	$717,888	$603,889
Cost of revenues	616,570	551,520	173,666	125,882
Gross profit	1,874,203	1,380,427	544,222	478,007

Selling, general and administrative expenses	687,542	641,362	192,830	176,767
Depreciation and amortization	30,285	30,285	7,571	7,571
Net income before the provision for income taxes	1,156,376	708,780	343,821	293,669
Provision for income taxes	319,685	148,498	101,967	80,959
Net income	$836,691	$560,282	$241,854	$212,710

	As of
	December 31,		March 31,
	2012	2011	2013
	(audited)	(unaudited)	(unaudited)
Selected Balance Sheet Data:
Working capital (deficit)	$179,015	$244,957	$(860,291)
Total assets	6,545,347	6,289,239	6,622,770
Related party advances	4,038,373	4,038,373	4,038,373
Owner's Equity	2,186,904	1,350,213	2,428,758

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF SUMMIT

The following discussion and analysis of the financial condition and results of operations of Summit should be read in conjunction with its consolidated financial statements and related notes to its financial statements included elsewhere in this Information Statement. This discussion and analysis contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to expectations, projections, estimates or objectives relating to Summit and may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will,” or the negative of these terms or other comparable terminology. Forward-looking statements are based on historical facts, current expectations and reasonable assumptions that are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in any such forward-looking statements.

References in this Management’s Discussion and Analysis of Financial Condition and Results of Operations to “we,” “us” and “our” refer, to the Summit Software division of Tri-Tel Communications, Inc., unless otherwise indicated or the context otherwise requires.

Readers are cautioned not to place undue reliance on these forward-looking statements. Our actual results, levels of activity, performance or achievements and those of our industry may be materially different from any of those that are expressed or implied by these forward-looking statements. Except as required by law, we undertake no obligation to update the forward-looking statements in this filing.

Overview

Until our acquisition by the CRS Group, Inc., a wholly-owned subsidiary of Corporate Resource Services, Inc., on May 7, 2013, we were a division of Tri-Tel, a New York corporation, based in Little Rock, Arkansas.   Summit was founded as Summit Software, Inc. in 1982 before its acquisition by Tri-Tel on January 4, 2008. Summit provides enterprise software applications and cloud-based hosting solutions for the professional employer organization, or PEO, and staffing industries.  Included in its suite of products is the Summit APEX payroll processing system, StaffSoft candidate tracking system and client contact management, general ledger and web self-service modules.  Summit’s applications allow more than 270 PEO and staffing clients to customize comprehensive plans for their clients that alleviate the burden of business and human resource management. Summit’s client base ranges in size from startup firms to those managing tens of thousands of employees.

Results of Operations

Year ended December 31, 2012 (audited) compared to year ended December 31, 2011(unaudited)

Revenues

For the year ended December 31, 2012, our revenues increased by $558,826, or 28.9%, to $2,490,773 from $1,931,947 for the year ended December 31, 2011.  The increase was driven primarily by a volume increase as the demand for our cloud-based hosting systems increased.  We expect that the continued demand for the Summit cloud-based hosting services and the currently regulatory environment, including implementation of the Patient Protection and Affordable Care Act, or the Affordable Care Act, will continue to drive demand for PEO and staffing services and the software applications necessary to manage their exposure.

Cost of revenues

For the year ended December 31, 2012 our cost of revenues increased $65,050, or 11.8%, to $616,570 from $551,520 for the year ended December 31, 2011.  The cost increase is driven by our increased revenues while the cost of revenues percentage of revenues decreased from 28.5% to 24.8% due to the dilution of our relatively fixed software development costs over increased revenues.

Gross profit

For the year ended December 31, 2012, our gross profit increased from $493,776, or 35.8%, to $1,874,203 from $1,380,427 for the year ended December 31, 2011.  As a percentage of revenues, our gross profit margin increased from 71.5% in 2011 to 75.2% in 2012.  The increase in our gross profit margin is due to our relatively fixed software development costs as a percentage of increased revenues.  Although we expect potential increases in software developer costs to sustain and augment our growth in the future, we expect that revenues will outpace this increase and that our gross margin as a percentage of revenues will continue to improve.

Selling, general and administrative expenses

For the year ended December 31, 2012, selling, general and administrative expenses increased by $46,180, or 7.2%, to $687,542, or 24.8% of revenues, from $641,362, or 33.2% of revenues, for the year ended December 31, 2011.  The increase was primarily related to direct costs associated with our growth.  The decrease in expenses as a percentage of revenues is due to the relatively fixed cost of our administrative salaries, which is the primary driver of our selling, general and administrative expenses.  While we expect selling, general and administrative expenses will increase with our expected continued growth in revenues, we expect these expenses to decrease as a percentage of revenues as administrative salaries remain reasonably constant.

Depreciation and amortization

Depreciation of building and equipment was $30,285 for each of the years ended December 31, 2012 and 2011.

Net income before the provision for income tax

The factors described above resulted in net income of $1,156,376 before the provision for income taxes for the year ended December 31, 2012 compared to net income of $708,780 before the provision for income taxes for the year December 31, 2011.

Provision for income taxes

The provision for income taxes was $319,685 for the year ended December 31, 2012 compared to $148,498 for the year ended December 31, 2011.  Our statutory tax rate for both periods was 39.2% of net income before the provision for income taxes and is adjusted based on our estimates of deferred income taxes.

Net income

The factors described above resulted in net income of $836,691 for the year ended December 31, 2012 as compared to net income of $560,282 for the year ended December 31, 2011.

Quarter ended March 31, 2013 (unaudited) compared to year ended March31,2012(unaudited)

Revenues

For the quarter ended March 31, 2013, our revenues increased by $113,999, or 18.9%, to $717,888 from $603,889 for the quarter ended March 31, 2012.  The increase was driven primarily by a volume increase as the demand for our cloud-based hosting systems increased.  We expect that the continued demand for the Summit cloud-based hosting services and the currently regulatory environment, including implementation of the Affordable Care Act will continue to drive demand for PEO and staffing services and the software applications necessary to manage their exposure.

Cost of revenues

For the quarter ended March 31, 2013, our cost of revenues increased $47,784, or 38.0%, to $173,666 from $125,882 for the quarter ended March 31, 2012.  The cost increase is driven by our increased revenues while the cost of revenues percentage of revenues increased from 20.8% to 24.2% primarily due to the increase in social security tax rates on January 1, 2013 and the timing of material purchases partially offset by our relatively fixed software development costs over increased revenues.

Gross profit

For the quarter ended March 31, 2013, our gross profit increased from $66,215, or 13.9%, to $544,222 from $478,007 for the quarter ended March 31, 2012.  As a percentage of revenues, our gross profit margin decreased from 79.2% in the 2012 quarter to 75.8% in the 2013 quarter.  The decrease in our gross profit margin is primarily due to the increase in social security tax rates on January 1, 2013 and the timing of material purchases partially offset by our relatively fixed software development costs over increased revenues.  Although we expect potential increases in software developer costs to sustain and augment our growth in the future, we expect that revenues will outpace this increase and that our gross margin as a percentage of revenues will continue to improve.

Selling, general and administrative expenses

For the quarter ended March 31, 2013, selling, general and administrative expenses increased by $16,063, or 9.1%, to $192,830, or 26.9% of revenues, from $176,767, or 29.3% of revenues, for the quarter ended March 31, 2012.  The increase was primarily related to direct costs associated with our growth.  The decrease in expenses as a percentage of revenues is due to the relatively fixed cost of our administrative salaries, which is the primary driver of our selling, general and administrative expenses.  While we expect selling, general and administrative expenses will increase with our expected continued growth in revenues, we expect these expenses to decrease as a percentage of revenues as administrative salaries remain reasonably constant.

Depreciation and amortization

Depreciation of building and equipment was $7,571 for each of the quarters ended March 31, 2013 and 2012.

Net income before the provision for income tax

The factors described above resulted in net income of $343,821 before the provision for income taxes for the quarter ended March 31, 2013 compared to net income of $293,669 before the provision for income taxes for the quarter March 31, 2012.

Provision for income taxes

The provision for income taxes was $101,967 for the quarter ended March 31, 2013 compared to $80,959 for the quarter ended March 31, 2012.  Our statutory tax rate for both periods was 39.2% of net income before the provision for income taxes and is adjusted based on our estimates of deferred income taxes.

Net income

The factors described above resulted in net income of $241,854 for the quarter ended March 31, 2013 as compared to net income of $212,710 for the quarter ended March 31, 2012.

Liquidity and Capital Resources

Working Capital

Our working capital was $179,015 at December 31, 2012.  We have not needed working capital to finance our growth and have been able to pay a substantial portion of the original debt Tri-Tel incurred to our related party lenders in connection with our acquisition in 2008.

Cash Flows

We have relied on net income from sales of software licenses, services and support to generate positive cash flows.   Our management believes that net income generated from such operations will continue into the foreseeable future.

From the Statement of Cash Flows:
	Year Ended December 31,		Quarter Ended March 31,
	2012	2011	2013	2012
	(audited)	(unaudited)	(unaudited)	(unaudited)
Net cash provided by (used in) operating activities	$725,941	$716,167	$1,228,300	$(124,336)
Net cash used in (provided by) financing activities	(802,168)	(718,241)	(1,256,044)	54,499
Net increase (decrease) in cash	(76,227)	(2,074)	(27,744)	(69,837)
Cash at the beginning of the period	109,364	111,438	33,137	109,364
Cash at the end of the period	$33,137	$109,364	$5,393	$39,527

Cash provided by operating activities was $725,941 for the year ended December 31, 2012 compared with cash provided by operating activities of $716,167 for the year ended December 31, 2011 and $1,228,300 for the quarter ended March 31, 2013 compared with cash used in operating activities of $124,336 for the quarter ended March 31, 2012.  In the year ended December 31, 2012, our cash flow from operating activities primarily reflected net income of $836,691 and a $229,084 increase in accounts payable, partially offset by a $231,870 increase in accounts receivable and a $133,614 increase in deferred income taxes.  In the quarter ended March 31, 2013, our cash flow from operating activities reflected net income of $241,854 and $1,094,125 increase in accounts payable, partially offset by a $62,716 increase in accounts receivable and $32,811 increase in deferred income taxes.

We used $802,168 and $1,256,044 in financing activities in the fiscal year ended December 31, 2012 and fiscal quarter ended March 31, 2013, respectively, for the repayment of a portion of the original purchase price paid by Tri-Tel in connection with our acquisition in 2008.  As a result of the foregoing, our cash and cash equivalents decreased to $33,137 at December 31, 2012 from $109,364 at December 31, 2011 and decreased to $5,393 at March 31, 2013 from $39,527 at March 31, 2012.  We believe that, as of March 31, 2013, our existing cash and the cash flows expected from operations will be sufficient to support our operating and capital requirements during the next twelve months.

Critical Accounting Policies

The following represents a summary of the critical accounting policies, which our management believes are the most important to the portrayal of our financial condition and results of operations and involve inherently uncertain issues that require management’s most difficult, subjective or complex judgments.

Revenue Recognition.  Software and related service revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is probable.    Multi-year licensing arrangements typically include a perpetual license for current products combined with rights to receive future versions of software products on a when-and-if-available basis and are accounted for as subscriptions, with billings recorded as deferred revenue and recognized as revenue ratably over the billing coverage period. Revenue from certain arrangements that allow for the use of a product or service over a period of time without taking possession of software are also accounted for as subscriptions.

Goodwill. Goodwill represents the cost of acquiring a business that exceeds the net fair value ascribed to its identifiable assets and liabilities.  Goodwill is are not subject to amortization but is tested for impairment annually and whenever events or circumstances change, such as a significant adverse change in the economic climate that would make it more likely than not that impairment may have occurred.  If the carrying value of goodwill exceeds its fair value, an impairment loss is recognized.

Off-Balance Sheet Arrangements

We have not created, and are not party to, any special-purpose or off-balance sheet entities for the purpose of raising capital, incurring debt or operating parts of our business that are not consolidated into our financial statements. We do not have any arrangements or relationships with entities that are not consolidated into our financial statements that are reasonably likely to materially affect our liquidity or the availability of our capital resources. We have entered into various agreements by which we may be obligated to indemnify the other party with respect to certain matters. Generally, these indemnification provisions are included in contracts arising in the normal course of business under which we customarily agree to hold the indemnified party harmless against losses arising from a breach of representations related to such matters as intellectual property rights. Payments by us under such indemnification clauses are generally conditioned on the other party making a claim. Such claims are generally subject to challenge by us and to dispute resolution procedures specified in the particular contract. Further, our obligations under these arrangements may be limited in terms of time and/or amount and, in some instances, we may have recourse against third parties for certain payments made by us. It is not possible to predict the maximum potential amount of future payments under these indemnification agreements due to the conditional nature of our obligations and the unique facts of each particular agreement. Historically, we have not made any payments under these agreements that have been material individually or in the aggregate. As of our most recent fiscal year end, we were not aware of any obligations under such indemnification agreements that would require material payments.

Recent Accounting Pronouncements

There have been no accounting pronouncements that have been recently issued or are not yet effective that will have a material effect on the Company’s condensed consolidated financial statements.

Effects of Inflation

Inflation and changing prices have not had a material effect on the Company’s net revenues and results of operations, as the Company has been able to modify its prices and cost structure to respond to inflation and changing prices.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the May 7, 2013 acquisition of Summit by our company under an "as if pooling-of-interests" method of accounting required by US GAAP because Tri-Tel, the owner of Summit, together with its affiliated entities and persons, was the beneficial owner of 90.5% of our outstanding shares of common stock following the acquisition of Summit, including the shares to be issued to Tri-Tel in connection with the acquisition.  The “as if pooling-of-interests” gives effect to the pro forma adjustments described in the accompanying notes. The historical financial statement of Summit is contained elsewhere in this Information Statement.

The unaudited pro forma condensed combined balance sheet gives effect to the pooling of interests based on the historical balance sheet of our company and its subsidiaries as of September 28, 2012 and the balance sheet of Summit as of September 30, 2012.  The audited balance sheet information of our company and its subsidiaries was derived from our audited balance sheet at September 28, 2012 that is included in Amendment No. 1 to our Annual Report on Form 10-K/A, which was filed with the SEC on May 7, 2013 and is incorporated by reference into this document.

Effective January 14, 2013, the board of directors of our company determined to change our fiscal year from the Friday closest to September 30th to the Friday closest to December 31. The change was intended to align our company’s fiscal periods more closely with the seasonality of our business and improve comparability with industry peers.  Our fiscal quarters are the interim 13 week periods of the fiscal year, with the first quarter of a 53-week fiscal year extended to 14 weeks.

The unaudited pro forma condensed combined statements of operations are presented as of September 28, 2012  and are based on our most recently completed fiscal year.  Our historical results were derived from our audited consolidated statement of income for the year ended September 28, 2012 that was included in Amendment No. 1 to our Annual Report on Form 10-K/A, which was filed with the SEC on May 7, 2013 and is incorporated herein by reference.

In complying with US GAAP requirements for pooling-of-interests, the financial results of Summit were included in the financial statements of our company that were part of Amendment No. 1 to our Quarterly Report on Form 10-Q for the three months ended on April 5, 2013, which was filed with the Securities and Exchange Commission on May 21, 2013.

The following unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had Summit and the Company been combined during the specified periods. The following unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements referred to above.

The historical information with respect to Summit has been recast to provide its balance sheet and statement of operations as if its fiscal year had ended on September 30, 2012.

CORPORATE RESOURCE SERVICES, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
SEPTEMBER 28, 2012
(amounts in thousands)

			Pro Forma		Pro Forma
			Adjustments		Consolidated
	The Company		Pro Forma		Pro Forma
	(As Reported)	Summit	Adjustments		Consolidated
Assets
Current assets	$30,082	$486	$–		$30,568

Deferred tax assets	–	484	(484)	(1)	–

Property and equipment	1,033	887	(878)	(2)	1,042

Goodwill and other intangible assets	16,389	4,650	–		21,039

Other assets	341	–	–		341

Total assets	$47,845	$6,507	$(1,362)		$52,990

Liabilities and
Stockholders' Equity
Current liabilities	$30,690	$151	$(7)	(1)	$30,834

Non-current liabilities	2,416	4,419	(4,419)	(3)	2,416

Stockholders' equity (deficiency)	14,739	1,937	(477)	(1)	19,740
			(878)	(2)
			4,419	(3)

Total liabilities and stockholders' equity	$47,845	$6,507	$(1,362)		$52,990

CORPORATE RESOURCE SERVICES, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
SEPTEMBER 28, 2012
(amounts in thousands)

Pro Forma Adjustments

(1)	To eliminate Summit's deferred tax assets, current deferred tax liabilities and the related effect on equity.
	Deferred tax assets	$(484)
	Current deferred tax liabilities	$(7)
	Stockholders' equity	$(477)

(2)

To eliminate the net balance and net effect on equity of a building owned by Summit prior to the Summit Acquisition, but retained by Tri-Tel and not acquired by the CRS Group as a part of the Summit Acquisition.

	Property and equipment	$(878)
	Stockholders' equity	$(878)

(3)	To eliminate advances due to related parties and related equity not assumed by the CRS Group as part of the Summit Acquisition.
	Non-current liabilities	$(4,419)
	Stockholders' equity	$4,419

CORPORATE RESOURCE SERVICES, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FISCAL YEAR ENDED SEPTEMBER 28, 2012
(amounts in thousands except per share data)

	The Company
	(As Reported)	Summit		Pro Forma		Pro Forma
	Year Ended	Year Ended		Adjustments		Consolidated

Revenue	$639,795	$2,385		$–		$642,180
Direct cost of producing revenues	565,028	585		–		565,613

Gross profit	74,767	1,800		–		76,567

Operating expenses	72,618	715		(26)	(4)	73,307

Income from operations	2,149	1,085		26		3,260

Non-operating expenses	5,523	292		(292)	(5)	5,523

Net income (loss)	$(3,374)	$793		$318		$(2,263)

Net loss per share:
Basic and diluted	$(0.03)					$(0.02)

Weighted average shares outstanding:
Basic and diluted	123,164	21,000	(6)			144,164

CORPORATE RESOURCE SERVICES, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FISCAL YEAR ENDED SEPTEMBER 28, 2012
(amounts in thousands)

Pro Forma Adjustments

(4)	To eliminate depreciation of the building not acquired by the CRS Group as part of the Summit Acquisition (2).
	Operating expenses	$ (26)

(5)	To eliminate Summit's income tax provision.
	Non-operating expenses	$ (292)

(6)	Common stock of the Company to be issued to Tri-Tel in connection with the Summit Acquisition.

AUTHORIZATION OR ISSUANCE OF SECURITIES

OTHERWISE THAN FOR EXCHANGE

Pursuant to the Action,  we are increasing our authorized share capital by 40,000,000 shares of the Stock, or the Additional Shares.  The Additional Shares shall be part of the same class, and therefore be vested with the same rights and privileges, as the currently authorized shares of the Stock.  None of the currently authorized shares of the Stock are, and thus none of the Additional Shares will be, vested with preemptive rights.

We intend to use the Additional Shares to, among other things, satisfy our obligations under the Agreement, dated May 7, 2013, among us, The CRS Group, Inc. and Tri-Tel, under which we acquired certain of the assets of the Summit Software division of Tri-Tel.

The Summit Transaction

On May 7, 2013, we entered into the Agreement to acquire certain of the Summit assets and assume certain of its liabilities from Tri-Tel, allowing us to horizontally integrate our sales and marketing relationships with our temporary employees and our customers in a manner that we expect will yield higher margin revenues.  Tri-Tel is a related party that is owned by Robert Cassera, a member of our Board who is the beneficial owner of 90.5% of the outstanding shares of our Stock through personal holdings and entities owned by him. In accordance with U.S. GAAP, we recorded the acquisition of the Summit assets as a pooling-of-interests. We pursued the transaction in order to increase our revenues and obtain a presence as a provider of software to the professional employer organization industry.  There were no federal or state regulatory requirements with which we were required to comply with respect to the transaction.

Founded in 1982 and based in Little Rock, Arkansas, Summit provides enterprise software applications and cloud-based hosting solutions for the PEO and staffing industries.  Included in its suite of products is the Summit APEX payroll processing system, StaffSoft candidate tracking system and client contact management, general ledger and web self-service modules.  Summit’s applications allow clients to customize comprehensive plans for their clients that alleviate the burden of business and human resource management. Summit’s client base ranges in size from start-up firms to those managing tens of thousands of employees.

Under the terms of the Agreement, we agreed to issue an aggregate of 21,000,000 shares of Stock to Tri-Tel, valued at $0.6469 per share, equal to $13,750,000, which was the agreed upon value of Summit’s business operations as of May 7, 2013, or the Closing Date, as consideration for the acquisition of certain assets of Summit. We had an insufficient number of authorized but unissued shares of Stock to fulfill our obligations under the Agreement as of the Closing Date and we agreed to issue the 21,000,000 shares of Stock to Tri-Tel at such time as our Certificate of Incorporation was amended to increase the number of authorized shares to permit such issuance.

The Agreement required the approval of the Board and a majority of the members of the Special Committee of the Board, consisting of independent directors, formed to consider the acquisition, or the Special Committee. On March 28, 2013 an independent valuation firm issued an opinion to the Special Committee as to the fairness, from a financial point of view, to the unaffiliated shareholders of our company of the purchase price.  The independent valuation firm concluded from its fairness evaluation that the purchase price, which was agreed upon by us and Tri-Tel, was within a range of fair market values for the acquisition.  In order to issue the fairness opinion, the independent valuation firm reviewed, among other things, (i) the Agreement; (ii) capital market information; (iii) our historical financial statements; (iv) Tri-Tel’s historical financial statements for Summit; (v) our operations, financial condition, future prospects and projected operations; (vi) multi-year financial forecasts provided by our company; and (vii) publicly available financial and operating information concerning other companies that the independent valuation firm deemed relevant.  The independent valuation firm also discussed the operations, financial condition, future prospects and projected operations and performance of our company and Summit with officers of our company, Summit’s founder and Summit’s accountant.  The Board selected the independent valuation firm to conduct a fairness analysis of the Acquisition based upon its reputation and experience with conducting valuation assessments.  The independent valuation firm has been providing business valuation services since 1974.

The Special Committee authorized the Acquisition by a unanimous vote on April 18, 2013 and the Board authorized the acquisition pursuant to a unanimous vote on April 30, 2013.  The Acquisition became effective on the Closing Date.

Background of the Transaction

In the fall of 2012, our Board and senior management began exploring ways in which we could expand our service offerings to focus more on technology, particularly the technology we use on a daily basis. Since our billing and associated payroll is processed by TS Employment through software provided by Summit, the potential acquisition of Summit by our company was proposed and Robert Caserra, our controlling shareholder and beneficial owner of 89.4% of our Stock, began exploring the feasibility of such a transaction.  In November 2012, we engaged the  independent valuation firm to determine the fair value of the assets we would acquire and the liabilities that we would assume from Summit, as well as to determine  the fair value of our common stock, which we believed to be illiquid..

During the course of February and early March, we and Tri-Tel, along with Carter, Ledyard & Milburn, LLP, or Carter,  as our legal advisor and Michael Agusta, Esq. as Tri-Tel’s legal advisor, negotiated the terms of the Agreement as well as other related agreements and transaction documents.

On April 11, 2013 , our Board received an update from management and Carter, our outside legal counsel, on the status of the due diligence process as well as unresolved issues in the negotiations with Tri-Tel , including an explanation of various matters relating to the proposed transaction and the  Agreement. Also at this meeting, representatives of the independent valuation firm reviewed with our Board their financial analysis of the proposed transaction as of that date and communicated they had determined the fair value of our Stock, which had an average closing price of $0.98 for the thirty previous days, to be $0.6469 per share, and that the fair value of Summit was $13.75 million, or 21 million shares of our Stock.  The independent valuation firm rendered to our Board a fairness opinion as of that date, to the effect that, and based on and subject to the matters described in the opinion, the consideration to be paid in the transaction was not dilutive to our unaffiliated shareholders.

On April 18, 2013, the Special Committee held a meeting to consider and approve the proposed Agreement and the transactions contemplated thereby. During such meeting, representatives of Manatt, Phelps & Phillips, LLP, counsel to the Special Committee, provided an explanation of various legal issues relating to the proposed transaction and the  Agreement, including the fiduciary duties of the directors, the personal interests of Mr. Caserra in the proposed transaction and the terms and conditions of the proposed transaction.  The Special Committee then approved the Agreement and the transactions contemplated thereby.

On April 30, 2013 , our Board of Directors held a meeting to consider and approve the proposed Agreement and the transactions contemplated thereby. During this meeting, the Special Committee communicated its approval of the Agreement and the transactions contemplated thereby. Our Board then approved the Agreement and the transactions contemplated thereby and authorized management to execute the Agreement. The Agreement was executed on May 7, 2013.

THE SUMMIT ASSET PURCHASE AGREEMENT

Upon the consummation of the Summit transaction on May 7, 2013, we acquired certain of the Summit assets and assumed certain of its liabilities from Tri-Tel. Under the terms of the Agreement, we agreed to issue an aggregate of 21,000,000 shares of Stock to Tri-Tel, valued at $0.6469 per share, equal to $13,750,000.

We, the CRS Group, Inc. and Tri-Tel made customary representations, warranties and covenants in the Agreement. The Agreement has been filed as an exhibit to our Current Report on Form 8-K which was filed with the Securities and Exchange Commission on May 21, 2013.

The parties to the Agreement:

Corporate Resource Services, Inc.

160 Broadway, 13th Floor

New York, New York 10038

(646) 443-2380

We are a national provider of diversified staffing, recruiting, and consulting services with a focus on delivering our customers temporary staffing solutions for professional services, administrative and light industrial positions.

The CRS Group, Inc.

160 Broadway, 13th Floor

New York, New York 10038

(646) 443-2380

The CRS Group Inc. is our wholly-owned subsidiary that was established / used to acquire the Summit assets.

Summit Software Division of

Tri-Tel Communications, Inc.

9307 Maumelle Blvd.

North Little Rock, AR 72113

(501) 771-2600

Summit provides enterprise software applications and cloud-based hosting solutions for the PEO and staffing industries.  Included in its suite of products is the Summit APEX payroll processing system, StaffSoft candidate tracking system and client contact management, general ledger and web self-service modules. Summit was incorporated in 1982.

Accounting Treatment

In accordance with US GAAP, we gave effect to the May 7, 2013 acquisition of Summit by our company under an "as if pooling-of-interests" method of accounting because Tri-Tel, the owner of Summit, together with its affiliated entities and persons, was the beneficial owner of 90.5% of our outstanding shares of common stock following our acquisition of Summit, including the shares to be issued to Tri-Tel in connection with the acquisition.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

The increase in our share capital will permit us to fulfill our obligation to Tri-Tel to issue an aggregate of 21,000,000 of our shares of Stock as consideration for our acquisition of certain assets of Summit from Tri-Tel pursuant to the Agreement. Our controlling shareholder and director, Mr. Robert Cassera, is also the controlling shareholder and beneficial owner of the shares of Tri-Tel.  Other than with respect to Mr. Robert Cassera and his affiliated companies,  no director or executive officer or any associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, resulting from the Amendment to our Certificate of Incorporation that is not shared by all other Shareholders pro-rata, and in accordance with their respective interests.

PIGGY-BACK REGISTRATION RIGHTS

            The Agreement provides certain piggyback registration rights with respect to 21,000,000 shares of Stock to be issued to Tri-Tel. Pursuant to the Agreement, we have agreed to register the sale of the Stock being issued to Tri-Tel, if at any time beginning July 1, 2013 and until June 30, 2018, we propose to register an offering of  our shares of common stock (subject to certain exceptions) for our own account, then we must give prompt notice to Tri-Tel to allow it to include a specified number of the shares of Stock received pursuant to the Agreement in that registration statement or offering.

            This piggy-back registration right is subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with our registration obligations under the Agreement, regardless of whether a registration statement is filed or becomes effective. The Agreement also contains standard indemnification provisions relating to the sale of the Stock pursuant to a registration statement under the Securities Act of 1933.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth certain information as of April 30, 2013 with respect to the Stock that is known by us to be beneficially owned by (i) each director and officer, (ii) all of the persons beneficially owning more than 5% of the Stock and (iii) all directors and executive officers as a group.  Except as otherwise indicated in the footnotes to the table below, the mailing address for each person listed in the table is 160 Broadway, 13th Floor, New York, New York 10038.

	Amount and		Percentage
	Nature of		of
	Beneficial		Outstanding
	Ownership		Shares (1)
John P. Messina, Sr.	270,200		*
Michael J. Golde	5,000		*
Gina L. Russo, Esq.	200		*
Frank Vaccaro	750,000		*
Mark Levine	1,062,500		*
Joseph Cassera	200		*
Dr. Anthony John Polemeni	-		*
James Foley	200		*
James Altucher	1,300,000		*
Larry Melby	8,726		*
Thomas Clarke	-		*
Robert Cassera	120,810,004	(2)	89.2%
All Executive Officers and Directors as a Group (12 persons)	124,207,030		91.7%

*	Less than 1%

(1)

Percentages are based on the 135,506,992  shares of common stock  outstanding as of April 30, 2013 and exclude 1,934,331 shares of common stock held in escrow to secure the payment by Corporate Resource Development, Inc., a wholly-owned subsidiary of the Company, of its obligations to Rosenthal & Rosenthal, Inc. in connection with its acquisition of GT Systems, Inc. and affiliated companies.

(2)	Includes 30,472,676 shares of common stock owned through TS Employment, Inc. and 17,496,767 shares of common stock owned through TSE.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock presently consists of 145,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.0001 par value per share.

As of July 1, 2013, there were 135,806,992 shares of our common stock outstanding, held by approximately 435 stockholders of record, and no shares of our preferred stock were outstanding.

Common Stock

Dividend Rights. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.  See the section titled “Dividend Policy” for additional information.

Voting Rights. Subject to the terms of any preferred stock outstanding at the time, holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders.  We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation.  Our directors will be subject to election by a plurality of the votes cast at each annual meeting of our stockholders.

No Preemptive or Similar Rights. Our common stock is not entitled to preemptive rights, and is not entitled to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions. If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders.  Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock.  The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.  We have no current plan to issue any shares of preferred stock.

Anti-Takeover Provisions

The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.  These provisions, which are summarized below, may have the effect of discouraging takeover bids.  They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors.  We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law.  In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.  A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder.  An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years of the date on which it is sought to be determined whether such person is an “interested stockholder,” did own, 15% or more of the corporation’s outstanding voting stock.  These provisions may have the effect of delaying, deferring or preventing a change in our control.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our restated certificate of incorporation and our restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

Board of Directors Vacancies.  The Delaware General Corporation Law and our amended and restated bylaws authorize our board of directors to fill vacant directorships, including newly created seats.  In addition, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by our board of directors.  These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees.  This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.  Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders.  Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed.  We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Cumulative Voting.  The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise.  Our amended and restated certificate of incorporation will not provide for cumulative voting.

Issuance of Undesignated Preferred Stock.  Our board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors.  The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Limitation of Liability and Indemnification Matters

Our Amended and Restated Certificate of Incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our Amended and Restated Certificate of Incorporation and Bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Manhattan Transfer Registrar Company.

FINANCIAL AND OTHER INFORMATION

Rosen Seymour Shapss Martin & Company LLP, our independent certified public accountants, did not communicate with, but were available to answer any questions of, the Consenting Stockholder in connection with the Written Consent.  Our most recent audited financial statements are contained in our Amended Annual Report on Form 10-K/A for the year ended September 28, 2012, filed with the SEC on May 7, 2013.  Items 7, 7A and 9 of the Annual Report on Form 10-K/A are incorporated by reference herein.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS

SHARING AN ADDRESS

            In some instances we may deliver only one copy of this Information Statement to multiple Shareholders sharing a common address.  If requested by phone or in writing, we will promptly provide a separate copy to a Shareholder sharing an address with another Shareholder.  Requests by phone should be directed to John Messina at (646) 443-2380, and requests in writing should be sent to the Company at 160 Broadway, 13th Floor,  New York, New York 10038, Attention: John Messina.  Shareholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the above address.

ADDITIONAL INFORMATION AND

INFORMATION INCORPORATED BY REFERENCE

This Information Statement should be read in conjunction with certain reports, or portions thereof, that we previously filed with the SEC and incorporated by reference herein, including Items 7, 7A and 9 of our Amended Annual Report on Form 10-K/A for the year ended September 28, 2012, filed with the SEC on May 7, 2013.

The reports we file with the SEC and the accompanying exhibits may be inspected without charge at the Public Reference Section of the Commission at 100 F Street, N.E., Washington, DC 20549. Copies of such materials may also be obtained from the SEC at prescribed rates. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding public companies that file reports with the SEC.  Copies of the Company’s filings may be obtained from the SEC’s EDGAR archives at http://www.sec.gov.

Upon the request of any Shareholder receiving a copy of this Information Statement, we will provide such Shareholder, without charge, a copy of any and all information that is incorporated by reference into this Information Statement by first class mail or other equally prompt means within one business day of our receipt of such request.  Shareholders may request copies of the information incorporated into this Information Statement by phone by contacting John Messina at (646) 443-2380, or in writing by sending such written request to John Messina at the 160 Broadway, 13th Floor,  New York, New York 10038.

By Order of the Board of Directors of Corporate Resource Services, Inc.

By: /s/ John P. Messina, Sr.
Name: John P. Messina, Sr.
Title: Chief Executive Officer, President and Chairman

THE SUMMIT SOFTWARE DIVISION OF TRI-TEL COMMUNICATIONS, INC. INDEX TO Financial Statements

F-

PAGE
INDEPENDENT AUDITORS’ Report	F-2

Financial Statements:

Balance Sheets	F-3

Statements of Operations	F-4

Statement of Changes in Owner’s Equity	F-5

Statements of Cash Flows	F-6

Notes to Financial Statements	F-7 to F-11

INDEPENDENT AUDITORS’ REPORT

Owner

Summit Software, a Division of Tri-Tel Communications, Inc.

Report on the Financial Statements

We have audited the accompanying financial statements of Summit Software, a Division of Tri-Tel Communications, Inc. which comprise the balance sheet as of December 31, 2012, and the related statement of operations, changes in owner’s equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Summit Software, a Division of Tri-Tel Communications, Inc. as of December 31, 2012, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matter

The financial statements of Summit Software, a Division of Tri-Tel Communications, Inc. for the year ended December 31, 2011 and the quarters ended March 31, 2013 and 2012 are not audited and we express no opinion on those statements.

/s/ Rosen Seymour Shapss Martin & Company LLP

New York, N.Y.

July 1, 2013

Summit Software

BALANCE SHEETS

	December 31,		March 31,
	2012	2011	2013
ASSETS	(audited)	(unaudited)	(unaudited)
Current assets:
Cash	$33,137	$109,364	$5,393
Accounts receivable	465,948	234,078	528,664
Prepaid expenses	–	–	17,335
Total current assets	499,085	343,442	551,392
Deferred tax assets	516,463	385,713	549,150
Property & equipment, net	879,799	910,084	872,228
Goodwill	4,650,000	4,650,000	4,650,000
Total assets	$6,545,347	$6,289,239	$6,622,770

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$279,052	$49,968	$1,373,177
Accrued payroll and related taxes	14,565	11,899	12,493
Deferred revenues	19,000	26,301	18,684
Current deferred tax liabilities	7,453	10,317	7,329
Total current liabilities	320,070	98,485	1,411,683
Related party advances	4,038,373	4,840,541	2,782,329
Total liabilities	4,358,443	4,939,026	4,194,012

Commitments and contingencies

Owner's equity:
Retained earnings	2,186,904	1,350,213	2,428,758
Total owner's equity	2,186,904	1,350,213	2,428,758

Total liabilities and owners’ equity	$6,545,347	$6,289,239	$6,622,770

The accompanying notes are an integral part of these financial statements.

Summit Software

STATEMENTS OF OPERATIONS

	Year Ended December 31,		Quarter Ended March 31,
	2012	2011	2013	2012
	(audited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$2,490,773	$1,931,947	$717,888	$603,889

Cost of revenues	616,570	551,520	173,666	125,882

Gross profit	1,874,203	1,380,427	544,222	478,007

Selling, general and administrative expenses	687,542	641,362	192,830	176,767
Depreciation and amortization	30,285	30,285	7,571	7,571

Net income before the provision for income tax	1,156,376	708,780	343,821	293,669

Provision for income taxes	319,685	148,498	101,967	80,959

Net income	$836,691	$560,282	$241,854	$212,710

The accompanying notes are an integral part of these financial statements.

Summit Software

STATEMENT OF CHANGES IN OWNER’S EQUITY

	Retained	Owner's
	Earnings	Equity

Balances as December 31, 2011 (unaudited)	$1,350,213	$1,350,213

Net income for the year ended December 31, 2012	836,691	836,691

Balances as December 31, 2012 (audited)	2,186,904	2,186,904

Net income for the quarter ended March 31, 2013	241,854	241,854

Balances as March 31, 2013 (unaudited)	$2,428,758	$2,428,758

The accompanying notes are an integral part of these financial statements.

Summit Software

STATEMENTS OF CASH FLOWS

	Year Ended December 31,		Quarter Ended March 31,
	2012	2011	2013	2012
	(audited)	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$836,691	$560,282	$241,854	$212,710
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	30,285	30,285	7,571	7,571
Changes in operating assets and liabilities:
Accounts receivable	(231,870)	225,941	(62,716)	(68,028)
Prepaid expenses	–	–	(17,335)	(15,000)
Deferred income taxes	(133,614)	(129,344)	(32,811)	(34,159)
Accounts payable and accrued liabilities	229,084	25,175	1,094,125	(233,436)
Accrued payroll and related taxes	2,666	244	(2,072)	9,759
Deferred revenues	(7,301)	3,584	(316)	(3,753)
Net cash provided by (used in) operating activities	725,941	716,167	1,228,300	(124,336)

Cash flows from financing activities:
Advances from related parties – net	(802,168)	(718,241)	(1,256,044)	54,499
Net cash used in (provided by) financing activities	(802,168)	(718,241)	(1,256,044)	54,499

Change in cash	(76,227)	(2,074)	(27,744)	(69,837)

Cash at beginning of period	109,364	111,438	33,137	109,364

Cash at end of period	$33,137	$109,364	$5,393	$39,527

The accompanying notes are an integral part of these financial statements.

Summit Software

NOTES TO FINANCIAL STATEMENTS

Years Ended December 31, 2012 (audited) and 2011 (unaudited)

Quarters Ended March 31, 2013 (unaudited) and 2012 (unaudited)

1.	Description of Business

Summit Software (“Summit”) is a division of Tri-Tel Communications, Inc. (“Tri-Tel”), a New York corporation, and is based in Little Rock, Arkansas.   Summit was founded as Summit Software, Inc. in 1982 before its acquisition by Tri-Tel on January 4, 2008.  Summit provides enterprise software applications and cloud-based hosting solutions for the professional employer organization (“PEO”) and staffing industries.  Included in its suite of products is the Summit APEX payroll processing system, StaffSoft candidate tracking system and client contact management, general ledger and web self-service modules.  Summit’s applications allow more than 270 PEO and staffing clients to customize a comprehensive plan for their clients that alleviates the burden of business and human resource management. Summit’s client base ranges in size from start up firms to those managing tens of thousands of employees.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Cash

The Company maintains cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation.  The accounts are insured up to $250,000.  The balances, at times, exceed federally insured limits.  The Company has not experienced any losses to date on such accounts and management believes that there is little risk of loss.

Accounts Receivable

Accounts receivable consist of trade receivables recorded at original invoice amount.  Trade credit is generally extended on a short-term basis; thus trade receivables do not bear interest.  Trade receivables are periodically evaluated for collectability based on past credit history with customers and their current financial condition.  Changes in the estimated collectability of trade receivables are recorded in results of operations for the period in which the estimate is revised.  Trade receivables that are deemed uncollectible are offset against the allowance for doubtful accounts.

Although Summit’s customers have the right to terminate their subscription contracts under certain conditions, management considers this likelihood to be remote based on the critical enterprise nature of its software and does not record an allowance for such cancellations.

Goodwill

Goodwill represents the cost of acquiring a business that exceeds the net fair value ascribed to its identifiable assets and liabilities.  Goodwill is not subject to amortization but is tested for impairment annually and whenever events or circumstances change, such as a significant adverse change in the economic climate that

Summit Software

NOTES TO FINANCIAL STATEMENTS

Years Ended December 31, 2012 (audited) and 2011 (unaudited)

Quarters Ended March 31, 2013 (unaudited) and 2012 (unaudited)

would make it more likely than not that impairment may have occurred.  If the carrying value of goodwill exceeds its fair value, an impairment loss is recognized.

Related Party Transactions

Related party advances are loans from Tri-Tel and other affiliates of Tri-Tel’s sole owner, Mr. Robert Cassera (collectively, “Tri-State”).  These advances consist of amounts related to Tri-Tel’s acquisition of Summit in 2008, amounts due to Tri-Tel for income taxes and other working capital advances and repayments.

Revenue Recognition

Software and related service revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is probable.    Multi-year licensing arrangements typically include a perpetual license for current products combined with rights to receive future versions of software products on a when-and-if-available basis and are accounted for as subscriptions, with billings recorded as deferred revenue and recognized as revenue ratably over the billing coverage period. Revenue from certain arrangements that allow for the use of a product or service over a period of time without taking possession of software are also accounted for as subscriptions.

Advertising

Advertising costs are expensed as incurred.  Summit recorded advertising expenses of $305 (audited) and $30,475 (unaudited) for the years ended December 31, 2012 and 2011, respectively, and $153 (unaudited) and no expense (unaudited) for the quarters ended March 31, 2013 and 2012, respectively.

Income Taxes

Summit is included in the tax returns of Tri-Tel.  Income taxes are accounted for in accordance with US GAAP as if it was a separate company using the liability method.  The liability method provides for an asset and liability approach to accounting for income taxes.  Under this method, deferred tax assets and liabilities are recorded for future tax effects of temporary differences between the financial reporting and tax basis of assets and liabilities, and measured using the current tax rates and laws that are expected to be in effect when the underlying assets or liabilities are anticipated to be recovered or settled.  Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount of tax benefits expected to be realized.

US GAAP requires that, in applying the liability method, the financial statement effects of an uncertain tax position be recognized based on the outcome that is more likely than not to occur.  Under this criterion the most likely resolution of an uncertain tax position should be analyzed based on technical merits and on the outcome that would likely be sustained under examination.

Any current liability for income taxes is included in the related party advances liability section of the balance sheet.

Summit Software

NOTES TO FINANCIAL STATEMENTS

Years Ended December 31, 2012 (audited) and 2011 (unaudited)

Quarters Ended March 31, 2013 (unaudited) and 2012 (unaudited)

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes these estimates and assumptions are adequate, actual results could differ from the estimates and assumptions used.

3.	Concentration of Credit Risk

No customers accounted for more than 10% of Summit’s revenues for the years ended December 31, 2012 and 2011 or the quarters ended March 31, 2013 and 2012; as a result, management does not believe that the loss of any one customer would have a material business impact.

4.	Property & Equipment

Property and equipment, at cost, consists of the following at December 31, 2012 and 2011 and March 31, 2013:

	Estimated	December 31,		March 31,
	Useful Life	2012	2011	2013
		(audited)	(unaudited)	(unaudited)
Property & equipment:
Building	39 Years	$1,000,000	$1,000,000	$1,000,000
Equipment	3–5 Years	18,962	18,962	18,962
Total property & equipment		1,018,962	1,018,962	1,018,962
Accumulated depreciation		(139,163)	(108,878)	(146,734)
Net property & equipment		$879,799	$910,084	$872,228

Depreciation expense was $30,285 for each of the years ended December 31, 2012 and 2011 (2011 is unaudited) and $7,571 (unaudited) for each of the quarters ended March 31, 2013 and 2012.

5.	Goodwill

Summit’s goodwill of $4.65 million resulted from its acquisition by Tri-Tel in 2008.  Summit’s most recent business operations do not indicate any impairment as of December 31, 2012 (see Note 9).

Summit Software

NOTES TO FINANCIAL STATEMENTS

Years Ended December 31, 2012 (audited) and 2011 (unaudited)

Quarters Ended March 31, 2013 (unaudited) and 2012 (unaudited)

6.	Deferred Revenues

Summit recognized revenue in accordance with its revenue recognition policy (see Note 2) that resulted in deferred revenue balances of $19,000 (audited), $26,301 (unaudited) and $18,684 (unaudited) on December 31, 2012, December 31, 2011 and March 31, 2013, respectively.

7.	Related Party Revenues

Summit recorded related party revenues from Tri-State of $80,000 for each of the years ended December 31, 2012 and 2011 (2011 is unaudited).  Related party revenues of $20,000 (unaudited) were recognized for each of the quarters ended March 31, 2013 and 2012.

8.	Income Taxes

The provision for income taxes is as follows:

	Year Ended December 31,		Quarter Ended March 31,
	2012	2011	2013	2012
	(audited)	(unaudited)	(unaudited)	(unaudited)
Current:
Federal	$404,473	$247,915	$120,261	$102,718
State and local	48,826	29,927	14,517	12,400
Total current	453,299	277,842	134,778	115,118

Deferred:
Federal	(119,222)	(115,412)	(29,277)	(30,480)
State and local	(14,392)	(13,932)	(3,534)	(3,679)
Total deferred	(133,614)	(129,344)	(32,811)	(34,159)
Total provision for income taxes	$319,685	$148,498	$101,967	$80,959

Amounts included in due to related parties totaled $1,089,314 (audited), $636,015 (unaudited) and $1,224,092 (unaudited) on December 31, 2012, December 31, 2011 and March 31, 2013, respectively.   The effective tax rate of 39.2% was based on a 35% statutory federal income tax rate and 4.2% effective state income tax rate (a statutory rate of 6.5% less the benefit for federal tax).

Summit Software

NOTES TO FINANCIAL STATEMENTS

Years Ended December 31, 2012 (audited) and 2011 (unaudited)

Quarters Ended March 31, 2013 (unaudited) and 2012 (unaudited)

9.	Subsequent Events

On May 7, 2013 (the “Acquisition Date”), Tri-Tel entered in to an asset purchase agreement in pursuant to which Corporate Resource Services Group, Inc. (“CRS Group”) acquired Summit. CRS Group’s parent company, Corporate Resource Services, Inc. (“CRS”), was 90.5% owned by Tri-State as of the Acquisition Date.

Because Summit, Tri-Tel and CRS are all controlled by Tri-State and its affiliates, the acquisition is being recorded using the pooling-of-interest method as required under US GAAP for business combinations of entities under common control.  Consequently, no goodwill will be recognized and pushed-down upon recording this acquisition, and Summit’s future individual financial statements will reflect its assets and liabilities at their existing recorded amounts.

Pursuant to the terms of the agreement, CRS Group  acquired certain assets and assumed certain liabilities in exchange for 21,000,000 shares of CRS common stock, valued at $0.65 per share, or $13.75 million, the agreed upon value of Summit’s business operations.

Summit did not identify any further subsequent events that required additional disclosure or adjustments in our financial statements through the date the financial statements were available to be issued.